Exhibit 5.1

January 18, 2022

VIA ELECTRONIC TRANSMISSION

Todos Medical Ltd.

121 Derech Menachem Begin, 30th Floor,

Tel Aviv, 6701203

Israel

Re:	Todos Medical Ltd.; Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Todos Medical Ltd. (the “Company”) in connection with the Company’s registration statement on Form S-1 (File No. 333-256053) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), as originally filed with the U.S. Securities and Exchange Commission on May 13, 2021, as thereafter amended and supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended, of the offering of up to 261,067,037 ordinary shares issuable to the Selling Shareholders named therein (“Selling Shareholders”) upon the exercise of their rights to convert certain convertible notes into ordinary shares as described in the Registration Statement and to exercise certain warrants that were issued to them as described in the Registration Statement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that (a) the ordinary shares issuable upon the conversion by the Selling Shareholders of their respective convertible notes in accordance with the terms thereof will be validly issued, fully-paid, and non-assessable, and (b) the ordinary shares issuable upon the exercise by the Selling Shareholders of their respective warrants, and the payment of the exercise price therefor by the Selling Shareholders in accordance with the terms of the warrants issued by the Company to the Selling Shareholders, will be validly issued, fully-paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Rimon PC

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